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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-1

              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                               (AMENDMENT NO. 3)

                          CYPRUS AMAX MINERALS COMPANY
                           (NAME OF SUBJECT COMPANY)

                                CAV CORPORATION
                                      AND

                            PHELPS DODGE CORPORATION
                                   (BIDDERS)

                           COMMON STOCK, NO PAR VALUE
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                        (TITLE OF CLASSES OF SECURITIES)

                            ------------------------

                            232809103 (COMMON STOCK)

                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                             S. DAVID COLTON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PHELPS DODGE CORPORATION
                           2600 NORTH CENTRAL AVENUE
                          PHOENIX, ARIZONA 85004-3014
                                 (602) 234-8100

                            ------------------------

                                   COPIES TO:

            MICHAEL W. BLAIR, ESQ.                         STEPHEN R. VOLK, ESQ.
             DEBEVOISE & PLIMPTON                         DAVID W. HELENIAK, ESQ.
               875 THIRD AVENUE                             SHEARMAN & STERLING
              NEW YORK, NY 10022                            599 LEXINGTON AVENUE
                (212) 909-6000                            NEW YORK, NEW YORK 10022
                                                         TELEPHONE: (212) 848-4000

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
---------------------------------------------------------------------------
  1        NAME OF REPORTING PERSONS:
           Phelps Dodge Corporation
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:
           13-1808503
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  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
           (a) [ ] (b) [ ]
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  3        SEC USE ONLY
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  4        SOURCES OF FUNDS
           WC, BK
---------------------------------------------------------------------------
  5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO
           ITEM 2(e) or 2(f)
           [ ]
---------------------------------------------------------------------------
  6        CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
---------------------------------------------------------------------------
  7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           100 shares of common stock, no par value
---------------------------------------------------------------------------
  8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
           SHARES
           [ ]
---------------------------------------------------------------------------
  9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
           nominal
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  10       TYPE OF REPORTING PERSON
           CO
---------------------------------------------------------------------------

---------------------------------------------------------------------------
  1.       NAME OF REPORTING PERSONS:
           CAV Corporation
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:
           N/A
---------------------------------------------------------------------------
  2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
           (a) [ ] (b) [ ]
---------------------------------------------------------------------------
  3.       SEC USE ONLY
---------------------------------------------------------------------------
  4.       SOURCE OF FUNDS
           WC, BK
---------------------------------------------------------------------------
  5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(e) or 2(f)
           [ ]
---------------------------------------------------------------------------
  6.       CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
---------------------------------------------------------------------------
  7.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           none
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  8.       CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
           SHARES
           [ ]
---------------------------------------------------------------------------
  9.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
           none
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  10.      TYPE OF REPORTING PERSON
           CO
---------------------------------------------------------------------------

     Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), and its wholly owned subsidiary, CAV Corporation, a Delaware corporation ("Purchaser"), hereby amend and supplement their Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed with the Securities and Exchange Commission (the "Commission") on September 3, 1999, as amended on September 22 and 27, 1999, with respect to the Purchaser's exchange offer to acquire all outstanding shares of common stock, no par value per share (including the associated preferred share purchase rights the "Cyprus Amax Shares") of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax") upon the terms and subject to the conditions by filing this Amendment No. 3 to the Schedule 14D-1 ("Amendment No. 3"), and an amended Prospectus dated as of October 1, 1999 (the "Prospectus") and the related Letter of Election and Transmittal which together constitute the Offer.

     Item 1 is hereby amended and supplemented as follows:

ITEM 1.  SECURITY AND SUBJECT COMPANY.

     (c) The information set forth under the caption "Market Prices and Dividends" in the Prospectus is incorporated herein by reference.

     Item 3 is hereby amended and supplemented as follows:

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE SUBJECT COMPANY.

     (a)-(b) The information set forth under the captions "Summary -- The Offer," "Background of the Offer" and "The Offer -- Relationships with Cyprus Amax" in the Prospectus is incorporated herein by reference.

     Item 4 is hereby amended and supplemented as follows:

ITEM 4.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) Information set forth under the captions "Summary -- The Offer," "The Offer -- Source and Amount of Funds" and "The Offer" in the Prospectus is incorporated herein by reference.

     Item 5 is hereby amended and supplemented as follows:

ITEM 5.  PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE BIDDER.

     (a)-(g) The information set forth under the captions "The Offer -- Effect of Offer on Market for Cyprus Amax Shares; Registration Under the Exchange Act," "The Offer -- Purpose of Our Offer; the Phelps Dodge/Cyprus Amax Merger," "Comparison of Rights of Holders of Phelps Dodge Shares and Cyprus Amax Shares," "Market Prices and Dividends" and "The Phelps Dodge/Cyprus Amax Merger Agreement" in the Prospectus is incorporated herein by reference.

     Item 8 is hereby amended and supplemented as follows:

ITEM 8.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     The information set forth under the caption "The Offer -- Fees and Expenses" in the Prospectus and under the caption "Solicitation of Proxies" in the proxy statement of Phelps Dodge on Schedule 14A, dated September 22, 1999, is incorporated herein by reference.

     Item 9 is hereby amended and supplemented as follows:

ITEM 9.  FINANCIAL STATEMENTS OF CERTAIN BIDDERS.

     The information set forth under the captions "Summary," "The
Companies -- Phelps Dodge" and "Unaudited Pro Forma Combined Financial Information" in the Prospectus is incorporated herein by reference.

     The incorporation by reference herein of the above-referenced financial information does not constitute an admission that such information is material to a decision by a security holder of Cyprus Amax whether to exchange, tender or hold securities being sought in the Offer.

     Item 10 is hereby amended and supplemented as follows:

ITEM 10.  ADDITIONAL INFORMATION.

     (a) None.

     (b)-(c) The information set forth under the captions "Background of the Offer," "Regulatory Matters" and "The Offer -- Conditions of Our Offer" in the Prospectus is incorporated herein by reference.

     (d) The information set forth under the caption "The Offer -- Effect of Offer on Market for Cyprus Amax Shares; Registration under the Exchange Act" in the Prospectus is incorporated herein by reference.

     (e) The information set forth under the caption "The Offer -- Litigation" in the Prospectus is incorporated herein by reference.

     (f) The information set forth in the Prospectus and the related Letter of Election and Transmittal, attached as Exhibits (a)(14) and (a)(15) hereto, is incorporated herein by reference.

     Item 11 is hereby amended and supplemented by the addition of the following exhibits thereto:

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     (a)(14)  Prospectus of Phelps Dodge dated October 1, 1999.

     (a)(15)  Form of Letter of Election and Transmittal.

     (a)(16) Form of Notice of Guaranteed Delivery.

     (a)(17) Form of Letter from Morgan Stanley & Co. Incorporated to Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.

     (a)(18) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.

     (a)(19) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     (c)(1)  Agreement and Plan of Merger, dated as of September 30, 1999.

     (d)(3)  Tax opinion of Shearman & Sterling.

     (e)(3)  See exhibit (a)(14).

     (f)(6) Proxy Statement of Phelps Dodge dated September 22, 1999 (incorporated by reference).

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Phelps Dodge Corporation

                                          By /s/ RAMIRO G. PERU
                                            Name: Ramiro G. Peru
                                            Title:  Chief Financial Officer and
                                                Senior Vice President

October 1, 1999

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          CAV Corporation

                                          By /s/ RAMIRO G. PERU
                                            Name: Ramiro G. Peru
                                            Title:  Vice President and Treasurer

October 1, 1999

                                 EXHIBIT INDEX

                                                                           SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
 NUMBER                            DESCRIPTION                                 PAGE
-------                            -----------                             ------------
(a)(14)    Prospectus of Phelps Dodge dated October 1, 1999.
(a)(15)    Form of Letter of Election and Transmittal.
(a)(16)    Form of Notice of Guaranteed Delivery.
(a)(17)    Form of Letter from Morgan Stanley & Co. Incorporated to
           Brokers, Dealers, Commercial Banks, Trust Companies and
           Nominees.
(a)(18)    Form of Letter from Brokers, Dealers, Commercial Banks,
           Trust Companies and Nominees to Clients.
(a)(19)    Form of Guidelines for Certification of Taxpayer
           Identification Number on Substitute Form W-9.
(c)(1)     Agreement and Plan of Merger dated as of September 30, 1999.
(d)(3)     Tax opinion of Shearman & Sterling.
(e)(3)     See exhibit (a)(14).
(f)(5)     Proxy Statement of Phelps Dodge dated September 22, 1999
           (incorporated by reference).